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                                                                    EXHIBIT 99.1


                             [TOWER FINANCIAL LOGO]
                                   CORPORATION
                      116 East Berry, Fort Wayne, IN 46802


FOR FURTHER INFORMATION:

Michael Cahill                 Trois Hart                     This release and
Chief Financial Officer        Vice President, Marketing      other company news
260-427-7013                   260-427-7053                   can be found at
mike.cahill@towerbank.net      trois.hart@towerbank.net       www.tofc.net

   TOWER FINANCIAL CORPORATION REPORTS FISCAL YEAR 2004 EPS OF $0.61, UP 35.6%
                   FOURTH QUARTER 2004 EPS OF $0.23, UP 64.3%

FORT WAYNE, INDIANA - JANUARY 27, 2005 - TOWER FINANCIAL CORPORATION (NASDAQ:
TOFC) today announced full-year 2004 net income of $2.5 million compared with $1.8 million for the fiscal year 2003, an increase of 37.7 percent. Diluted earnings per share were $0.61, a 35.6 percent increase over the $0.45 reported for 2003. Results reflect strong revenue growth, driven by margin expansion, and final resolution of the unauthorized mortgage activity in the fourth quarter of 2004.

Fourth quarter 2004 net income was $915,000, an increase of 60.5 percent above the $570,000 reported for the prior-year fourth quarter. Diluted earnings per share were $0.23, an increase of 64.3 percent above the $0.14 reported for the year-ago period. Fourth quarter 2004 earnings reflect exceptional margin expansion and settlement of the unauthorized mortgage activity.

2004 Highlights include:

         -        Total revenue increased 20.7 percent above 2003 levels.

         - Loan outstandings grew 6.3 percent; 80 percent of this growth occurred in the second half of 2004.

         - Asset-sensitive balance sheet position improved the net interest margin 27 basis points in 2004; fourth quarter improvement was 35 basis points from linked quarter.

         - Trust fees generated by the Private Banking Trust and Investment Group grew 20.3 percent, reflecting Tower's integrated advisory approach to wealth services and the introduction of new products.

         - Disposition of a problem loan in the fourth quarter returned Tower to its previously high level of asset quality.
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Donald F. Schenkel, Chairman and Chief Executive Officer, commented, "We accomplished our 2004 goal to position the Company for strong revenue growth. Consistent with improved economic trends throughout the Midwest, our local marketplace has also strengthened in the past six months and is providing us with attractive lending opportunities. Combined with our asset-sensitive balance sheet, we are experiencing strong growth in net interest income. Fee income from our wealth services group is similarly strong. We anticipate a continuation of these trends into 2005.

"This past quarter, we recovered a portion of the loans previously charged off related to the unauthorized mortgage activity. This situation has been costly, and has occupied significant management time, but is now behind us. Our portfolio quality is excellent, and deposit growth has been strong from a combination of products introduced in 2004, including Health Savings Accounts and 'Something Perfect,' our variable-rate indexed CD product. Tower is positioned to capitalize on its strengths as a community bank."

Total revenue, consisting of net interest income and non-interest income, was $18.6 million for 2004, an increase of 20.7 percent over the $15.4 million reported in the prior year. Net interest income grew 21.7 percent in 2004 to $14.3 million, reflecting a 13.1 percent increase in average earning assets and a 27 basis point improvement in the net interest margin to 3.31 percent. Mr. Schenkel noted, "Nearly 70 percent of our loan portfolio is tied to a variable rate, which makes us highly asset-sensitive. This is proving to be a major advantage in this rising rate environment." For the fourth quarter of 2004, net interest income rose 29.5 percent to $4.1 million.

Non-interest income for 2004 was $4.3 million, up 17.4 percent above the $3.6 million reported in 2003. The Company experienced 20.3 percent growth in trust fees, but declining mortgage banking fees, commensurate with national trends, more than offset this increase.

For the fourth quarter, non-interest income was $1.8 million. Excluding insurance proceeds and securities gains, fourth quarter non-interest income was $820,000, an increase of 8.9 percent above the prior-year fourth quarter, primarily from strong trust results. Mr. Schenkel noted, "Our recently introduced integrated approach to trust services has been well-received in the Fort Wayne marketplace. We expanded our wealth services presence this past year, with additional staff, space and product offerings, and we are pleased that this, along with a stronger stock market, allowed us to experience consecutive quarterly growth in trust fees throughout the year." The group now manages 512 accounts and $354.0 million in assets compared with 428 accounts and $312.3 million in assets a year ago, an increase of 19.6 percent and 13.3 percent, respectively.

Non-interest expense for the fiscal year 2004 was $12.4 million, a 19.8 percent increase of the $10.4 million reported for 2003. Growth in most categories was derived from overall corporate growth. Mr. Schenkel noted that with the resolution of the unauthorized mortgage-related issues, professional expenses should be significantly lower going forward. The efficiency ratio was 66.7 percent for 2004 compared with 67.2 percent for 2003. Non-interest expense for the fourth quarter of 2004 was $3.6 million, a 35.1 percent increase over the $2.6 million reported for the fourth quarter of 2003.

Commenting on asset quality, Mr. Schenkel stated, "Our loan portfolio is performing well. Asset quality remains strong, and with the resolution of one large problem loan this quarter, we have returned to our traditionally low level of non-performing loans." The $3.2 million non-performing loan was sold and the remainder charged-off in the fourth quarter. This loan had been added to non-accrual status in the third quarter, and was fully reserved against.


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Net charge-offs for 2004 were $2.0 million for 2004, or 0.52 percent of average loans, compared with $1.7 million, or 0.47 percent of 2003 average loans. For the fourth quarter of 2004, net charge-offs were $1.1 million, or 1.08 percent of average loans compared with $719,000 or 0.77 percent of average loans in the fourth quarter of 2003 and $259,000 or 0.27 percent, in the linked quarter. Non-performing assets at December 31, 2004 were $2.7 million, or 0.56 percent of total assets, compared with $2.0 million, or 0.45 percent, twelve months ago. Tower's allowance for loan losses was 1.40 percent of loans at December 31, 2004.

Assets reached $481.1 million at December 31, 2004, a 10.2 percent increase over the $436.5 million reported twelve months ago. Loans outstanding grew by $23.7 million, or 6.3 percent, reaching $400.5 million at December 31, 2004. Deposits increased $23.5 million, or 6.5 percent, to $386.4 million; non-interest bearing deposits comprise 15.0 percent of the deposit portfolio.

Shareholders' equity was $44.0 million at December 31, 2004, an increase of 7.6 percent from the $40.9 million at December 31, 2003. The Company continues its "well-capitalized" status; the total risk-based capital ratio was 12.3 percent. Period-end shares outstanding totaled 4,003,156.

ABOUT THE COMPANY

Tower Financial Corporation is the bank holding company for Tower Bank & Trust Company, a rapidly growing community bank that opened in February 1999. The only publicly-held bank headquartered in Fort Wayne, Indiana, Tower provides a wide variety of bank and trust services to businesses and consumers located in Northeast Indiana through its five full-service banking centers and one business development office. Tower Financial Corporation's common stock is listed on the Nasdaq National Market under the symbol "TOFC." For further information, please visit Tower's web site, www.towerbank.net.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Reform Act of 1995.

These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by the Corporation with the Securities and Exchange Commission and available via EDGAR. These are representative of the future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement. The Corporation undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.